As filed with the Securities and Exchange Commission on June 13, 2007.

SEC File No. 333-141405

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3 to Form SB-2

filed on FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TOWERSTREAM CORPORATION
(Exact name of registrant in its charter)
Delaware	20-8259086
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

55 Hammarlund Way
Middletown, Rhode Island 02842
(401) 848-5848
(Address, including zip code, and telephone number,
including area code or registrant’s principal executive offices)

Jeffrey M. Thompson
Chief Executive Officer
Towerstream Corporation
55 Hammarlund Way
Middletown, Rhode Island 02842
(401) 848-5848
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Harvey J. Kesner, Esq.
Haynes and Boone, LLP
153 East 53rd Street
Suite 4900
New York, New York 10022
Tel (212) 659-7300
Fax (212) 918-8989

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED June 13, 2007

PRELIMINARY PROSPECTUS

11,699,101 Shares

Towerstream Corporation

Common Stock

This prospectus relates to the sale by the selling stockholders identified in this prospectus of up to 11,699,101 shares of our common stock, which includes:

•	5,110,056 shares of common stock issued in a private placement;

•	3,827,758 shares of common stock initially issuable upon the exercise of warrants issued in connection with our January 2007 private placements;

•	1,272,728 shares of common stock initially issuable upon the conversion of debentures issued in a private placement;

•	204,552 shares of common stock initially issuable upon the exercise of warrants issued to various placement agents in connection with our private placements; and

•	1,284,007 shares of common stock that were issued upon the conversion of certain promissory notes.

The prices at which the selling stockholders may sell shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale of these shares by the selling stockholders. However, we will receive the exercise price of the warrants if the warrants are exercised for cash. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

Our common stock is listed on the Nasdaq Capital Market under the symbol ‘‘TWER’’. On June 12, 2007, the last reported sale price of our common stock as reported on The Nasdaq Capital Market was $        per share.

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading ‘‘Risk Factors’’ beginning on page 3 of this prospectus before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                                 , 2007

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

i

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It may not contain all the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled ‘‘Risk Factors’’ and ‘‘Management’s Discussion and Analysis or Plan of Operation,’’ and our historical financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless the context requires otherwise, references to the ‘‘Company,’’ ‘‘Towerstream,’’ ‘‘we,’’ ‘‘our’’ and ‘‘us’’ for periods prior to the closing of the reverse merger on January 12, 2007, refer to Towerstream Corporation, a private Delaware corporation that is now our wholly-owned subsidiary, and references to the ‘‘Company,’’ ‘‘Towerstream,’’ ‘‘we,’’ ‘‘our’’ and ‘‘us’’ for periods subsequent to the closing of the reverse merger on January 12, 2007, refer to Towerstream Corporation, a publicly traded company, and its subsidiary, Towerstream I, Inc.

Towerstream Corporation

We supply fixed, high-speed, wireless broadband services to commercial users. Our operations are in New York City, Chicago, Los Angeles, Boston, San Francisco, Seattle and the greater Providence and Newport, Rhode Island metropolitan areas. Our fixed wireless broadband network delivers high-speed Internet access supporting Voice over Internet Protocol, or VoIP, bandwidth on demand, wireless redundancy, virtual private networks, or VPNs, disaster recovery, bundled data, and video services. Furthermore, we offer customers bandwidth connection speeds ranging from the equivalent of a standard T-1 telephone line and up to 1,000 million bits per second.

Our principal executive offices are located at 55 Hammarlund Way, Middletown, Rhode Island 02842, and our telephone number is (401) 848-5848. Our website address is http://www.towerstream.com. Information on or accessed through our website is not incorporated into this prospectus and is not a part of this prospectus.

The Offering

Common stock offered by the selling stockholders:	11,699,101 shares, consisting of 5,110,056 shares issued to investors in a private placement, 1,284,007 shares issued upon the conversion of promissory notes, 1,272,728 shares issuable upon the conversion of outstanding debentures and 4,032,310 shares issuable upon the exercise of outstanding warrants.

Common stock outstanding after this offering:	39,029,988(1)

Use of proceeds:	We will not receive any proceeds from the sale of shares in this offering by the selling stockholders. However, we will receive proceeds from the exercise of the warrants if the warrants are exercised for cash.

The Nasdaq Capital Market symbol:	TWER

Risk Factors:	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the ‘‘Risk Factors’’ section beginning on page 3 of this prospectus before deciding whether or not to invest in shares of our common stock.

(1)	The number of outstanding shares after the offering is based upon 33,724,950 shares outstanding as of June 12, 2007 and assumes both the full conversion of the debentures into shares of common stock and the full exercise of all warrants with respect to which the underlying shares are being registered pursuant to the registration statement of which this prospectus forms a part. Additional shares will be issuable upon conversion of the debentures if we elect to pay interest on these debentures in kind by increasing the principal outstanding under the debentures. See ‘‘Description of Securities — Convertible Debentures.’’

The number of shares of common stock outstanding after this offering excludes:

•	740,015 shares of common stock issuable upon the exercise of currently outstanding warrants with exercise prices ranging from $0.71 to $1.43 per share and having a weighted average exercise price of $0.79 per share;

•	2,218,454 shares of common stock issuable upon the exercise of currently outstanding options with exercise prices ranging from $0.78 to $9.74 and having a weighted average exercise price of $1.65 per share; and

•	185,468 shares of common stock available for future issuance under our 2007 Equity Compensation Plan.

•	2,500,000 shares of common stock available for issuance under our 2007 Incentive Stock Plan.

The shares of common stock being offered by the selling stockholders represent approximately 28% of our outstanding common stock, as calculated on a fully-diluted basis. Such percentage excludes any sales expected to be made under this prospectus.

Shares being registered in the registration statement of which this prospectus forms a part include both outstanding shares of common stock and shares of common stock underlying warrants that were issued on January 12, 2007 and January 18, 2007 as part of a unit offering in which our common stock was priced at $2.25 per share, and pursuant to a convertible debenture and warrant offering, which debentures are convertible into shares of common stock at a price of $2.75 per share. On January 12, 2007, we also issued shares of common stock to various investors upon the conversion of promissory notes, with conversion prices ranging from $1.50 per share to $1.60 per share. Active trading following our reverse merger on January 12, 2007 did not commence until January 26, 2007, on which date the closing price reported on the OTC Bulletin Board was $7.75 per share. On January 17, 2007, the value of the shares being registered was $446,906 based upon the closing price of our common stock that day of $0.0382 per share, as reported by the OTC Bulletin Board. We do not believe such closing price is a reliable indicator of the value of our common stock prior to the more active trading that followed, nor may higher prices on and following January 26, 2007 be indicative of the value of our common stock.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before investing in our common stock you should carefully consider the following risks, together with the financial and other information contained in this prospectus. If any of the following risks actually occurs, our business, prospects, financial condition and results of operations could be adversely affected. In that case, the trading price of our common stock would likely decline and you may lose all or a part of your investment.

Risks Relating to Our Business

We may be unable to successfully execute any of our identified business opportunities or other business opportunities that we determine to pursue.

We currently have a limited corporate infrastructure. In order to pursue business opportunities, we will need to continue to build our infrastructure and operational capabilities. Our ability to do any of these successfully could be affected by any one or more of the following factors:

•	the ability of our equipment, our equipment suppliers or our service providers to perform as we expect;

•	the ability of our services to achieve market acceptance;

•	our ability to execute our business strategy, which could be affected by our limited experience in providing fixed, high-speed wireless broadband services;

•	our ability to manage our third party relationships effectively;

•	our ability to negotiate acceptable agreements to secure suitable locations for our equipment, such as desirable rooftop antenna lease locations;

•	our ability to manage the expansion of our operations and any acquisitions we may make, which could result in increased costs, high employee turnover or damage to customer relationships;

•	our ability to attract and retain qualified personnel, which may be affected by the significant competition in our industry for persons experienced in network operations and engineering;

•	equipment failure or interruption of service, which could adversely affect our reputation and our relations with our customers;

•	our ability to accurately predict and respond to the rapid technological changes in our industry and the evolving demands of the markets we serve; and

•	our ability to raise substantial additional capital to fund our growth.

Our failure to adequately address any one or more of the above factors could have a significant impact on our ability to implement our business plan with respect to fixed, high-speed wireless broadband services and our ability to pursue other opportunities that arise, which might negatively affect our business.

We depend on the continued availability of leases or licenses for our communications equipment.

We have constructed proprietary networks in each of the markets we serve by installing antennas on rooftops, cellular towers and other structures pursuant to lease or license agreements to send and receive wireless signals necessary for our network. We typically seek five year initial terms for our leases with three to five year renewal options. Such renewal options are generally exercisable at our discretion before the expiration of each term in which to terminate the agreement. If these leases are terminated or if the owners of these structures are unwilling to continue to enter into leases or licenses with us in the future, we would be forced to seek alternative arrangements with other providers. If we are unable to continue to obtain or renew such leases on satisfactory terms, our business would be harmed.

Our business depends on a strong brand, and if we do not maintain and enhance our brand, our ability to attract and retain subscribers may be impaired and our business and operating results may be harmed.

We believe that our brand is a critical part of our business. Maintaining and enhancing our brand may require us to make substantial investments with no assurance that these investments will be successful. If we fail to promote and maintain the ‘‘Towerstream’’ brand, or if we incur significant expenses in this effort, our business, prospects, operating results and financial condition may be harmed. We anticipate that maintaining and enhancing our brand will become increasingly important, difficult and expensive.

We may from time to time pursue acquisitions that we believe complement our existing operations.

Growth by acquisition involves risks that could adversely affect our business, including the diversion of management time from operations to pursue and complete acquisitions, and difficulties in integrating additional operations and personnel of acquired companies. In addition, any future acquisitions could result in significant costs, the incurrence of additional indebtedness or issuance of equity securities to fund the acquisition and contingent or undisclosed liabilities, all of which could materially adversely affect our business, financial condition and results of operations.

In connection with any future acquisition, we generally will seek to minimize the impact of contingent and undisclosed liabilities by obtaining indemnities and warranties from the seller that may be supported by deferring payment of a portion of the purchase price. However, these indemnities and warranties, if obtained, may not fully cover the liabilities due to their limited scope, amount or duration, the financial limitations of the indemnitor or warrantor, or for other reasons.

We have a history of operating losses and expect to continue suffering losses for the foreseeable future.

Our current business was launched in 1999. Our current business has incurred losses in each year of operation. Specifically, in each of 2006 and 2005 we recorded net losses of $811,531 and $947,205, respectively. As of December 31, 2006, our accumulated deficit was approximately $8,213,000. For the three-month period ended March 31, 2007, we recorded a net loss of $1,640,519. We cannot anticipate when, if ever, our operations will become profitable. We expect to incur significant net losses as we expand our sales force, develop our network, expand our markets, undertake acquisitions, acquire spectrum and pursue our business strategy. We intend to invest significantly in our business before we expect cash flow from operations to be adequate to cover our anticipated expenses.

If we are unable to execute our business strategy and grow our business, either as a result of the risks identified in this section or for any other reason, our business, prospects, financial condition and results of operations will be adversely affected.

Our business may require additional capital for continued growth, and our growth may be slowed if we do not have sufficient capital.

The continued growth and operation of our business may require additional funding for working capital, debt service, the enhancement and upgrade of our network, the build-out of infrastructure to expand our coverage, possible acquisitions, and possible bids to acquire spectrum licenses. In addition, we must use a portion of our cash flows from operations and other available cash to make payments of principal and interest on our debt, thereby reducing funds that could be available for other purposes, such as working capital, the enhancement and upgrade of our network, the build-out of infrastructure to expand our coverage, possible acquisitions and possible bids to acquire spectrum licenses. We may be unable to secure such funding when needed in adequate amounts or on acceptable terms, if at all. To execute our business strategy, we may issue additional equity securities in public or private offerings, potentially at a price lower than the market price at the time of such issuance. Similarly, we may seek additional debt financing, and may be forced to incur significant interest expense. If we cannot secure sufficient funding we may be forced to forego strategic opportunities or delay, scale back or eliminate network deployments, operations, acquisitions, spectrum bids and other investments.

Our indebtedness and restrictive debt covenants could limit our financing options and liquidity position, which would limit our ability to grow our business.

In January 2007 we issued our 8% senior convertible debentures, due December 31, 2009 in an aggregate principal amount of $3.5 million. The terms of our indebtedness could have negative consequences to the holders of our common stock, such as:

•	we may be unable to obtain additional financing to fund working capital, operating losses, capital expenditures or acquisitions on terms acceptable to us, or at all;

•	we may be unable to refinance our indebtedness on terms acceptable to us, or at all; and

•	we may be more vulnerable to economic downturns and limit our ability to withstand competitive pressures.

Additionally, covenants in the securities purchase agreement governing our debentures impose operating and financial restrictions on us. These restrictions prohibit or limit our ability, and the ability of our subsidiaries, to, among other things:

•	pay cash dividends to our stockholders;

•	incur additional indebtedness;

•	permit liens on or conduct sales of assets; and

•	engage in transactions with affiliates.

These restrictions may limit our ability to obtain additional financing, withstand downturns in our business and take advantage of business opportunities. Moreover, we may seek additional debt financing on terms that include more restrictive covenants, may require repayment on an accelerated schedule or may impose other obligations that limit our ability to grow our business, acquire needed assets, or take other actions we might otherwise consider appropriate or desirable.

Many of our competitors are better established and have resources significantly greater than we have, which may make it difficult to attract and retain subscribers.

The market for broadband and related services is highly competitive, and we compete with several other companies within each of our markets. Many of our competitors are well established with larger and better developed networks and support systems, longer-standing relationships with customers and suppliers, greater name recognition and greater financial, technical and marketing resources than we have. Our competitors may subsidize competing services with revenue from other sources and, thus, may offer their products and services at prices lower than ours. Our competitors may also reduce the prices of their services significantly or may offer broadband connectivity packaged with other products or services. We may not be able to reduce our prices or otherwise combine our services with other products or services, which may make it more difficult to attract and retain subscribers. In addition, new competitors may emerge for our primarily commercial and business customer base from businesses primarily engaged in providing residential services to consumers.

Many of our competitors are better established or have greater financial resources than we have. Our competitors include:

•	cable operators offering high-speed Internet connectivity services and voice communications;

•	incumbent and competitive local exchange carriers providing digital subscriber line, or DSL, services over existing wide, metropolitan, and local area networks;

•	third generation, or 3G, cellular, personal communications service, or PCS, and other wireless providers offering wireless broadband services and capabilities, including developments in existing cellular and PCS technology that may increase network speeds or have other advantages over our services;

•	Internet service providers offering dial-up Internet connectivity;

•	municipalities and other entities operating free or subsidized networks;

•	providers of VoIP telephone services;

•	wireless Internet service providers using licensed or unlicensed spectrum;

•	satellite and fixed wireless service providers offering or developing broadband Internet connectivity and VoIP telephony;

•	electric utilities and other providers offering or planning to offer broadband Internet connectivity over power lines; and

•	resellers providing wireless Internet service by ‘‘piggy-backing’’ on DSL or networks operated by others.

We expect other existing and prospective competitors to adopt technologies or business plans similar to ours, or seek other means to develop services competitive with ours, particularly if our services prove to be attractive in our target markets. This competition may make it difficult to attract and retain subscribers.

We may experience difficulties in constructing, upgrading and maintaining our network, which could adversely affect customer satisfaction, increase subscriber turnover and reduce our revenues.

Our success depends on developing and providing products and services that give subscribers high quality Internet connectivity. If the number of subscribers using our network and the complexity of our products and services increase, we will require more infrastructure and network resources to maintain the quality of our services. Consequently, we may be required to make substantial investments to construct and improve our facilities and equipment and to upgrade our technology and network infrastructure. If we do not implement these developments successfully, or if we experience inefficiencies, operational failures, or unforeseen costs during implementation, the quality of our products and services could decline.

We may experience quality deficiencies, cost overruns and delays in implementing our network improvements and expansion, in maintenance and upgrade projects, including the portions of those projects not within our control or the control of our contractors. Our network requires the receipt of permits and approvals from numerous governmental bodies, including municipalities and zoning boards. Such bodies often limit the expansion of transmission towers and other construction necessary for our business. Failure to receive approvals in a timely fashion can delay system rollouts and raise the cost of completing projects. In addition, we typically are required to obtain rights from land, building or tower owners to install our antennae and other equipment to provide service to our subscribers. We may not be able to obtain, on terms acceptable to us, or at all, the rights necessary to construct our network and expand our services.

We also face challenges in managing and operating our network. These challenges include operating, maintaining and upgrading network and customer premises equipment to accommodate increased traffic or technological advances, and managing the sales, advertising, customer support, billing and collection functions of our business while providing reliable network service at expected speeds and quality. Our failure in any of these areas could adversely affect customer satisfaction, increase subscriber turnover or churn, increase our costs and decrease our revenues.

If we do not obtain and maintain rights to use licensed spectrum in one or more markets, we may be unable to operate in these markets which could negatively impact our ability to execute our business strategy. To the extent we secure licensed spectrum, we face increased operational costs, greater regulatory scrutiny and may become subject to arbitrary government decision making.

Since we provide our services in some markets by using licensed spectrum, we must secure and maintain sufficient rights to use licensed spectrum by obtaining licenses or long-term leases in those markets. Obtaining licensed spectrum can be a long and difficult process that can be costly and require a disproportionate amount of our management resources, and may require us to incur significant indebtedness or secure additional capital. We may not be successful in our efforts to secure financing and may not be deemed a qualified bidder due to our small size or our creditworthiness, or be able to acquire, lease, or maintain the spectrum necessary to execute our strategy.

Licensed spectrum, whether owned or leased, poses additional risks, including:

•	inability to satisfy build-out or service deployment requirements upon which spectrum licenses or leases are, or may be, conditioned;

•	increases in spectrum acquisition costs or complexity;

•	competitive bids, pre-bid qualifications, and post-bid requirements for spectrum acquisitions, in which we may not be successful leading to, among other things, increased competition;

•	adverse changes to regulations governing spectrum rights;

•	the risk that spectrum acquired or leased will not be commercially usable or free of damaging interference from licensed or unlicensed operators in our or adjacent bands;

•	contractual disputes with, or the bankruptcy or other reorganization of, the license holders, which could adversely affect control over the spectrum subject to such licenses;

•	failure of the Federal Communications Commission or other regulators to renew spectrum licenses as they expire; and

•	invalidation of authorization to use all or a significant portion of our spectrum.

In a number of markets we utilize unlicensed spectrum, which is subject to intense competition, low barriers of entry and slowdowns due to multiple simultaneous users.

We presently utilize unlicensed spectrum in connection with our service offerings. Unlicensed or ‘‘free’’ spectrum is available to multiple simultaneous users and may suffer bandwidth limitations, interference, and slowdowns if the number of users exceeds traffic capacity. The availability of unlicensed spectrum is not unlimited and others do not need to obtain permits or licenses to utilize the same unlicensed spectrum that we currently or may in the future utilize, threatening our ability to reliably deliver our services. Moreover, the prevalence of unlicensed spectrum creates low barriers of entry in our business, creating the potential for heightened competition.

Interruption or failure of our information technology and communications systems could impair our ability to provide our services, which could damage our reputation and harm our operating results.

Our services depend on the continuing operation of our information technology and communications systems. We have experienced service interruptions in the past and may experience service interruptions or system failures in the future. Any unscheduled service interruption adversely affects our ability to operate our business and could result in an immediate loss of revenues. If we experience frequent or persistent system or network failures, our reputation could be permanently harmed. We may need to make significant capital expenditures to increase the reliability of our systems, but these capital expenditures may not achieve the results we expect.

Excessive customer churn may adversely affect our financial performance by slowing customer growth, increasing costs and reducing revenue.

The successful implementation of our business plan depends upon controlling customer churn. Customer churn is a measure of customers who stop using our services. Customer churn could increase as a result of:

•	billing errors and/or general reduction in the quality of our customer service;

•	interruptions to the delivery of services to customers over our network; and

•	the availability of competing technology, such as cable modems, DSL, third-generation cellular, satellite, wireless internet service and other emerging technologies, some of which may, from time to time, be less expensive or technologically superior to those offered by us.

An increase in customer churn can lead to slower customer growth, increased costs and a reduction in revenue.

If our strategy is unsuccessful, we will not be profitable and our stockholders could lose their investment.

There is no track record for companies pursuing our strategy. Many fixed wireless companies that have sought to develop markets in which we operate by pursuing alternative business strategies or strategies similar to ours have failed and there is no guarantee that our strategy will be successful or profitable. If our strategy is unsuccessful, we may fail to meet our objectives and not realize the revenues or profits from the business we pursue that may cause the value of our company to decrease, thereby potentially causing our stockholders to lose their investment.

We may not be able to effectively control and manage our growth, which would negatively impact our operations.

If our business and markets continue to grow and develop it will be necessary for us to finance and manage expansion in an orderly fashion. In addition, we may face challenges in managing expanding product and service offerings and in integrating acquired businesses with our own. Such eventualities will increase demands on our existing management, workforce, and facilities. Failure to satisfy increased demands could interrupt or adversely affect our operations and cause backlogs and administrative inefficiencies.

The success of our business depends on the continuing contributions of our key personnel and our ability to attract, train and retain highly qualified personnel.

We are highly dependent on the continued services of our chairman, Philip Urso, our chief executive officer and president, Jeffrey M. Thompson, and our chief financial officer, George E. Kilguss, III. Loss of the services of any of these individuals could adversely impact our operations. None of these persons is bound by an employment contract and we do not maintain any policies of ‘‘key man’’ insurance on our executives. As a result, we cannot guarantee that any of these persons will stay with us for any definite period.

In addition, to successfully introduce our services in new markets and grow our business in existing markets, we must be able to attract, train, motivate and retain highly skilled and experienced technical employees. Qualified technical employees periodically are in great demand and may be unavailable in the time frame required to satisfy our customers’ requirements. We may not be able to attract and retain sufficient numbers of highly skilled technical employees in the future. The loss of technical personnel or our inability to hire or retain sufficient technical personnel at competitive rates of compensation could impair our ability to successfully grow our business and retain our existing customer base.

Any acquisitions we make could result in integration difficulties that could lead to substantial costs, delays or other operational or financial difficulties.

We may seek to expand by acquiring competing businesses, including in our current or other geographic or customer markets, including as a means to acquire spectrum. We cannot accurately predict the timing, size and success of our acquisition efforts and the associated capital commitments that might be required. We expect to face competition for acquisitions, which may limit the number of acquisition opportunities available to us and may lead to higher acquisition prices. We may not be able to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses, if any, into our company, without substantial costs, delays or other operational or financial difficulties. In addition, such acquisitions involve a number of other risks, including:

•	failure of the acquired businesses to achieve expected results;

•	diversion of management’s attention and resources to acquisitions;

•	failure to retain key customers or personnel of the acquired businesses;

•	disappointing quality or functionality of acquired equipment and personnel; and

•	risks associated with unanticipated events, liabilities or contingencies.

Client dissatisfaction with, or performance problems of, a single acquired business could negatively affect our reputation. The inability to acquire businesses on reasonable terms or successfully integrate and manage acquired companies, or the occurrence of performance problems at acquired companies, could result in dilution, unfavorable accounting treatment or one-time charges and difficulties in successfully managing our business.

Our inability to obtain capital, use internally generated cash or debt, or use shares of our common stock to finance future acquisitions could impair the growth and expansion of our business.

The extent to which we will be able or willing to use shares of our common stock to consummate acquisitions will depend on the market value of our securities, which will vary, liquidity, which is presently limited, and the willingness of potential sellers to accept shares of our common stock as full or partial payment for their business. Using shares of our common stock for this purpose also may result in significant dilution to our then existing stockholders. To the extent that we are unable to use our common stock to make future acquisitions, our ability to grow through acquisitions may be limited by the extent to which we are able to raise capital through debt or additional equity financings. We may not be able to obtain the necessary capital to finance any acquisitions. If we are unable to obtain additional capital on acceptable terms, we may be required to reduce the scope of any expansion or redirect resources committed to internal purposes. Our failure to use shares of our common stock to make future acquisitions may hinder our ability to actively pursue our acquisition program.

We rely on a limited number of third party suppliers that produce our network equipment and to install and maintain our network sites. If these companies fail to perform or experience delays, shortages or increased demand for their products or services, we may face shortage of components, increased costs, and may be required to suspend our network deployment and our product and service introduction.

We depend on a limited number of third party suppliers to produce and deliver products required for our networks. We also depend on a limited number of third parties to install and maintain our network facilities. We do not maintain any long term supply contracts with these manufacturers. If a manufacturer or other provider does not satisfy our requirements, or if we lose a manufacturer or any other significant provider, we may have insufficient network equipment for delivery to subscribers and for installation or maintenance of our infrastructure, and we may be forced to suspend the deployment of our network and enrollment of new subscribers, thus impairing future growth.

If our data security measures are breached, subscribers may perceive our network and services as not secure, which may adversely affect our ability to attract and retain subscribers and expose us to liability.

Network security and the authentication of a subscriber’s credentials are designed to protect unauthorized access to data on our network. Because techniques used to obtain unauthorized access to or to sabotage networks change frequently and may not be recognized until launched against a target, we may be unable to anticipate or implement adequate preventive measures against unauthorized access or sabotage. Consequently, unauthorized parties may overcome our encryption and security systems and obtain access to data on our network, including on a device connected to our network. In addition, because we operate and control our network and our subscribers’ Internet connectivity, unauthorized access or sabotage of our network could result in damage to our network and to the computers or other devices used by our subscribers. An actual or perceived breach of network security, regardless of whether the breach is our fault, could harm public perception of the effectiveness of our security measures, adversely affect our ability to attract and retain subscribers, expose us to significant liability and adversely affect our business prospects.

In providing our services we could infringe on the intellectual property rights of others, which may cause us to engage in costly litigation and, if we do not prevail, could also cause us to pay substantial damages and prohibit us from selling our services.

Third parties may assert infringement or other intellectual property claims against us. We may have to pay substantial damages, including damages for past infringement if it is ultimately determined that our services infringe a third party’s proprietary rights. Further, we may be prohibited from selling or providing some of our services before we obtain additional licenses, which, if available at all, may require us to pay substantial royalties or licensing fees. Even if claims are without merit, defending a lawsuit takes significant time, may be expensive and may divert management’s attention from our other business concerns. Any public announcements related to litigation or interference proceedings initiated or threatened against us could cause our business to be harmed and our stock price to decline.

Risks Relating to Our Industry

An economic or industry slowdown may materially and adversely affect our business.

Slowdowns in the economy or in the wireless or broadband industry may impact demand for wireless or broadband services, thereby reducing demand for our services, or negatively impact other businesses or industries, thereby reducing demand for our services by causing others to delay or abandon implementation of new systems and technologies, including wireless broadband services. Further, the war on terrorism, the threat of additional terrorist attacks, the political and economic uncertainties resulting therefrom and other unforeseen events may impose additional risks upon and adversely affect the wireless or broadband industry, and our business.

The industry in which we operate is continually evolving, which makes it difficult to evaluate our future prospects and increases the risk of an investment in our securities. Our services may become obsolete, and we may not be able to develop competitive products or services on a timely basis or at all.

The broadband and wireless services industries are characterized by rapid technological change, competitive pricing, frequent new service introductions, and evolving industry standards and regulatory requirements. We believe that our success depends on our ability to anticipate and adapt to these challenges and to offer competitive services on a timely basis. We face a number of difficulties and uncertainties associated with our reliance on technological development, such as:

•	competition from service providers using more traditional and commercially proven means to deliver similar or alternative services;

•	competition from new service providers using more efficient, less expensive technologies, including products not yet invented or developed;

•	uncertain customer acceptance;

•	realizing economies of scale;

•	responding successfully to advances in competing technologies in a timely and cost-effective manner;

•	migration toward standards-based technology, requiring substantial capital expenditures; and

•	existing, proposed or undeveloped technologies that may render our wireless broadband services less profitable or obsolete.

As the services offered by us and our competitors develop, businesses and consumers may not accept our services as a commercially viable alternative to other means of delivering wireless broadband services. As a result, our services may become obsolete, and we may be unable to develop competitive products or services on a timely basis, or at all.

We are subject to extensive regulation that could limit or restrict our activities. If we fail to comply with these regulations, we may be subject to penalties, including fines and suspensions, and past due fees and interest, which may adversely affect our financial condition and results of operations.

Our business, including the acquisition, lease, maintenance, and use of spectrum licenses, is extensively regulated by federal, state and local governmental authorities. A number of federal, state and local privacy, security, and consumer laws also apply to our business. These regulations and their application are subject to continual change as new legislation, regulations or amendments to existing regulations are adopted from time to time by governmental or regulatory authorities, including as a result of judicial interpretations of such laws and regulations. Current regulations directly affect the breadth of services we are able to offer and may impact the rates, terms and conditions of our services. Regulation of companies that offer competing services, such as cable and DSL providers and telecommunications carriers, also affects our business.

We believe that we are not required to register with the Universal Service Administrative Company as a seller of telecommunications, nor are we required to collect USF fees from our customers or to pay USF fees directly. It is possible, however, that the Federal Communications Commission may assert that we are a seller of telecommunications and that we are required to register and pay USF fees on some or all of our gross revenues. Although we would contest any such assertion, we could become obligated to pay USF fees, interest and penalties to USAC with respect to our gross revenues, past and/or future, from providing telecommunications and we may be unable retroactively to bill our customers for past USF fees.

In addition, the Federal Communications Commission or other regulatory authorities may in the future restrict our ability to manage subscribers’ use of our network, thereby limiting our ability to prevent or address subscribers’ excessive bandwidth demands. To maintain the quality of our network and user experience, we may manage the bandwidth used by our subscribers’ applications, in part by restricting the types of applications that may be used over our network. If the Federal Communications Commission or other regulatory authorities were to adopt regulations that constrain our ability to employ bandwidth management practices, excessive use of bandwidth-intensive applications would likely reduce the quality of our services for all subscribers. Such decline in the quality of our services could harm our business.

The breach of a license or applicable law, even if inadvertent, can result in the revocation, suspension, cancellation or reduction in the term of a license or the imposition of fines. In addition, regulatory authorities may grant new licenses to third parties, resulting in greater competition in territories where we already have rights to licensed spectrum. In order to promote competition, licenses may also require that third parties be granted access to our bandwidth, frequency capacity, facilities or services. We may not be able to obtain or retain any required license, and we may not be able to renew a license on favorable terms, or at all.

Wireless broadband services may become subject to greater state or federal regulation in the future. The scope of the regulations that may apply to companies like us and the impact of such regulations on our competitive position are presently unknown and could be detrimental to our business and prospects.

Risks Relating to the Offering

We became public by means of a reverse merger, and as a result we are subject to the risks associated with the prior activities of the public company.

Additional risks may exist because we became public through a transaction commonly referred to as a ‘‘reverse merger’’ with a public shell corporation that did not have significant operations or assets prior to the time of the transaction. The public shell corporation was a development stage company from the time of its inception until the time of the merger on January 12, 2007. For approximately 18 months prior to the merger, the public shell corporation had no significant business operations and generated nominal revenues. We may require the cooperation or assistance of persons or organizations, such as auditors, previously associated with the public shell company in connection with future matters that could be costly or difficult to secure. Although we performed a due diligence review of the public shell company, we may still be exposed to undisclosed liabilities resulting from its prior operations and we could incur losses, damages or other costs as a result.

There may be a limited market for our securities and we may fail to qualify for continued listing on Nasdaq which could make it more difficult for investors to sell their shares.

On May 31, 2007, our common stock commenced trading on the Nasdaq Capital Market. There can be no assurance that trading of our common stock on such market will be sustained or desirable or that we can meet Nasdaq’s continued listing standards. In the event that our common stock fails to qualify for continued inclusion, our common stock could thereafter only be quoted on the OTC Bulletin Board or in what are commonly referred to as the ‘‘pink sheets.’’ Under such circumstances, you may find it more difficult to dispose of, or to obtain accurate quotations, for our common stock, and our common stock would become substantially less attractive to certain purchasers, such as financial institutions, hedge funds, and other similar investors.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock. On June 11, 2007, we sold 10 million shares of Common Stock in a ‘‘registered direct’’ public offering increasing the supply of our common stock in the open marketplace, which could depress the price of our common stock.

In addition to the timing issued described above, the selling stockholders listed below are subject to a ‘‘market standoff’’ provision, pursuant to which they may not, without our consent and the consent of the placement agents in the primary offering, offer, sell, pledge or otherwise transfer or dispose of the shares to be registered in this registration statement for a period commencing on the effectiveness of the primary registration statement and ending up to 180 days following the date of a final prospectus relating to such offering. This market standoff provision could further depress the price of our common stock due to fears that the selling stockholders will try to sell their shares of common stock once the market standoff period expires.

In addition, if our stockholders sell substantial amounts of our common stock in the public market, including shares covered by the registration statement of which this prospectus forms a part, or upon the expiration of any statutory holding period under Rule 144, upon expiration of lock-up periods applicable to outstanding shares, or issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an ‘‘overhang’’ and in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on your investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on our earnings, financial condition and other business and economic factors as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

Our common stock may be affected by limited trading volume and price fluctuations, each of which could adversely impact the value of our common stock.

There has been limited trading in our common stock and there can be no assurance that an active trading market in our common stock will either develop or be maintained. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time.

Risks Relating to Our Organization

Our certificate of incorporation allows for our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the authority to issue preferred stock without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

Our officers and directors own a substantial amount of our common stock and, therefore, exercise significant control over our corporate governance and affairs, which may result in their taking actions with which you do not agree.

Our executive officers and directors, and entities affiliated with them, control approximately 28% of our outstanding common stock (including exercisable stock options held by them). These shareholders, if they act together, may be able to exercise substantial influence over the outcome of all corporate actions requiring approval of our shareholders, including the election of directors and approval of significant corporate transactions, which may result in corporate action with which you do not agree. This concentration of ownership may also have the effect of delaying or preventing a change in control, which might be in your best interest, but which might negatively affect the market price of our common stock.

We are subject to financial reporting and other requirements for which our accounting, internal audit and other management systems and resources may not be adequately prepared.

On January 12, 2007 we became subject to reporting and other obligations under the Securities Exchange Act of 1934, as amended, including the requirements of Section 404 of the Sarbanes-Oxley Act. Section 404 will require us to conduct an annual management assessment of the effectiveness of our internal controls over financial reporting and to obtain a report by our independent auditors addressing these assessments. These reporting and other obligations will place significant demands on our management, administrative, operational, internal audit and accounting resources. We anticipate that we will need to upgrade our systems; implement additional financial and management controls, reporting systems and procedures; implement an internal audit function; and hire additional accounting, internal audit and finance staff. If we are unable to accomplish these objectives in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired. Any failure to maintain effective internal controls could have a negative impact on our ability to manage our business and on our stock price.

Because we became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with us becoming public through a ‘‘reverse merger’’. Securities analysts of major brokerage firms may not provide coverage. There is no incentive for brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any secondary offerings on our behalf or initiate or maintain research coverage of us.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains ‘‘forward-looking statements,’’ which include information relating to future events, future financial performance, strategies, expectations, competitive environment and regulations. Words such as ‘‘may,’’ ‘‘should,’’ ‘‘could,’’ ‘‘would,’’ ‘‘predicts,’’ ‘‘potential,’’ ‘‘continue,’’ ‘‘expects,’’ ‘‘anticipates,’’ ‘‘future,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘estimates,’’ and similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will probably not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	We are an early stage company with a history of operating losses and we expect to continue to realize significant net losses for the foreseeable future. As of December 31, 2006, our accumulated deficit was approximately $8,213,000. For the three-months ended March 31, 2007, we recorded a net loss of $1,640,519.

•	Our business plan may require us to raise additional financing both in the near term and over the next five years or more and we intend to invest significantly in our business before we expect to generate cash flow from operations adequate to cover our anticipated expenses. If we are unable to obtain additional debt or equity financing, our business, prospects, financial condition and results of operations may be adversely affected.

•	Many of our competitors are better established and have significantly greater resources, and may subsidize their competitive offerings with other products and services, which may make it difficult for us to attract and retain subscribers.

•	Interruption or failure of our information technology and communications systems could impair our ability to provide our services, which could damage our reputation and harm our operating results.

•	Our business is subject to rapid changes in technology and if we fail to respond to technological developments, our business may be adversely affected.

•	The successful implementation of our business plan depends upon controlling customer churn.

•	Since January 2007 we have borrowed $3.5 million. Our indebtedness and restrictive debt covenants could limit our financing options and liquidity position and may limit our ability to grow our business.

•	Management collectively controls a substantial amount of our common stock, and may have, or may develop in the future, interests that may diverge from yours.

•	Future sales of large blocks of our common stock may adversely impact our stock price.

You should review carefully the section entitled ‘‘Risk Factors’’ beginning on page 3 of this prospectus for a discussion of these and other risks that relate to our business and investing in shares of our common stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling stockholders.

A portion of the shares covered by this prospectus are issuable upon exercise of warrants to purchase our common stock. A number of these warrants have a cashless exercise option. If, however, a selling stockholder were to exercise its warrants for cash, the selling stockholder would pay us the exercise price of the warrants.

SELLING STOCKHOLDERS

Up to 11,699,101 shares of common stock are being offered by this prospectus, all of which are being registered for sale for the accounts of the selling security holders and include the following:

•	5,110,056 shares of common stock that were issued to accredited investors in connection with private placements in January 2007;

•	2,555,030 shares of common stock underlying warrants exercisable at $4.50 per share that were issued to accredited investors in connection with private placements in January 2007;

•	1,272,728 shares of common stock underlying $3,500,000 of debentures that are convertible at $2.75 per share that were issued to accredited investors in connection with a private placement on January 18, 2007;

•	636,364 shares of common stock underlying warrants exercisable at $4.00 per share that were issued to accredited investors in connection with a private placement on January 18, 2007;

•	636,364 shares of common stock underlying warrants exercisable at $6.00 per share that were issued to accredited investors in connection with a private placement on January 18, 2007;

•	204,552 shares of common stock underlying warrants exercisable at $4.50 per share that were issued to placement agents in connection with private placements on January 12, 2007 and January 18, 2007; and

•	1,284,007 shares of common stock that were issued upon the conversion of $1,941,636 in indebtedness on January 12, 2007.

Each of the transactions by which the selling stockholders acquired their securities from us was exempt under the registration provisions of the Securities Act of 1933, as amended.

The shares of common stock referred to above are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, or pursuant to another effective registration statement covering those shares. We may from time to time include additional selling stockholders in supplements or amendments to this prospectus.

The table below sets forth certain information regarding the selling stockholders and the shares of our common stock offered by them in this prospectus. The selling stockholders have not had a material relationship with us within the past three years other than as described in the footnotes to the table below or as a result of their acquisition of our shares or other securities. To our knowledge, subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying shares of our convertible debentures or warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days of June 12, 2007, are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder’s percentage of ownership of our outstanding shares in the table below is based upon 33,724,950 shares of common stock outstanding as of June 12, 2007. With respect to the convertible debentures and warrants held by DKR SoundShore Oasis Holding Fund Ltd. and Harborview Master Fund L.P., there exist contractual provisions limiting conversion and exercise to the extent such conversion or exercise would cause such selling stockholder, together with its affiliates or members of a ‘‘group’’, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding shares of common stock following such conversion or exercise. The shares and percentage ownership of our outstanding shares indicated in the table below do not give effect to this limitation.

	Ownership Before Offering				After Offering(1)
Selling Stockholder	Number of shares of common stock beneficially owned		Number of shares offered		Number of shares of common stock beneficially owned		Percentage of common stock beneficially owned
Colman Furlong Profit Sharing Plan & Trust(2)	150,000	(3)	150,000	(3)	—		—
Victor M. Dandridge, III	75,000	(4)	75,000	(4)	—		—
Robert S. Colman Trust UDT 3/13/1985(5)	541,667	(6)	541,667	(6)	—		—
Heller Capital Investments(7)	508,333	(8)	433,333	(9)	75,000	(10)	*
Sandor Capital Master Fund, L.P.(11)	540,000	(12)	540,000	(12)	—		—
Chocolate Chip Investments LP(13)	150,000	(3)	150,000	(3)	—		—
Harold E. Gelber Revocable Trust(14)	37,500	(15)	37,500	(15)	—		—
Elinor Ganz IRA Rollover(16)	67,500	(15)	37,500	(15)	30,000		*
Aharon Ungar and Jennifer B. Ungar	37,500	(15)	37,500	(15)	—		—
Laura Berlin	37,500	(15)	37,500	(15)	—		—
Alfred Gladstone	37,500	(15)	37,500	(15)	—		—
Jack W. Kuhn Jr. Revocable Trust UAD 12/11/2000(17)	37,500	(15)	37,500	(15)	—		—
New Britain Radiological Associates 401(k) Plan FBO Alfred Gladstone(18)	37,500	(15)	37,500	(15)	—		—
New Britain Radiological Associates 401(k) Plan FBO Sydney Ulreich(19)	75,000	(4)	75,000	(4)	—		—
George Wild Markham	525,000	(20)	525,000	(20)	—		—
Tamsey Smith Markham	225,000	(21)	225,000	(21)	—		—
Robert E. Cottrell	26,667	(22)	26,667	(22)	—		—
John R. Dufresne	53,334	(23)	53,334	(23)	—		—
Ferris Baker Watts, Inc. Custodian FBO Mark Nicosia IRA(24)	150,000	(3)	150,000	(3)	—		—
Ken Root	18,000	(25)	18,000	(25)	—		—
Ariel Funding LLC(26)	75,000	(4)	75,000	(4)	—		—
Susan E. Saxton	18,750	(27)	18,750	(27)	—		—
Gary Gratny	75,000	(4)	75,000	(4)	—		—
Alon D. Kutai	16,667	(28)	16,667	(28)	—		—
Bedrock Capital LP(29)	166,667	(30)	166,667	(30)	—		—
Brian Barton	75,000	(4)	75,000	(4)	—		—
T2, Ltd.(31)	166,667	(30)	166,667	(30)	—		—
Precept Capital Master Fund, G.P.(32)	150,000	(3)	150,000	(3)	—		—
James C. Barragan	50,000	(33)	50,000	(33)	—		—
Peddle Partners LLP(34)	67,500	(15)	37,500	(15)	30,000		*
Forest Hill Select Offshore, Ltd.(35)	416,300	(36)	416,300	(36)	—		—
Forest Hill Select Fund, LP(37)	583,700	(38)	583,700	(38)	—		—
Lacuna Hedge Fund LLLP(39)	1,000,000	(40)	1,000,000	(40)	—		—
Frank Trimboli	75,000	(4)	75,000	(4)	—		—
London Family Trust(41)	333,333	(42)	333,333	(42)	—		—
Chase Mortgage, Inc.(43)	350,000	(3)	350,000	(3)	—		—
Clarion Capital Corporation(44)	187,500	(45)	187,500	(45)	—		—
Phyllis Ulreich	83,334	(46)	83,334	(46)	—		—
Scott Christie ‘‘Keogh’’(47)	75,000	(4)	75,000	(4)	—		—
Marvin Mermelstein	75,000	(4)	75,000	(4)	—		—
Sugarman Investment LC(48)	37,500	(15)	37,500	(15)	—		—
Robert A. Inman, Jr.	75,000	(4)	75,000	(4)	—		—
Sunrise Equity Partners LP(49)	166,667	(30)	166,667	(30)	—		—
Lagunitas Partners LP(50)	400,000	(51)	400,000	(51)	—		—
Gruber & McBaine International(52)	125,000	(53)	125,000	(53)	—		—
Jon D. and Linda W. Gruber Trust(54)	131,250	(53)	131,250	(53)	—		—
Agile Partners, LP(55)	150,000	(3)	150,000	(3)	—		—
Barry Honig	1,075,505	(56)	54,424		696,081	(56)	2.0%
Chad Brownstein	30,000		30,000		—		—
Jonah Schnel	10,000		10,000		—		—
John S. Lemak IRA Rollover(57)	100,000		100,000		—		—

	Ownership Before Offering				After Offering(1)
Selling Stockholder	Number of shares of common stock beneficially owned		Number of shares offered		Number of shares of common stock beneficially owned	Percentage of common stock beneficially owned
DKR SoundShore Oasis Holding Fund Ltd.(58)	2,397,223	(59)	2,333,333	(59)	63,890	*
Harborview Master Fund, L.P.(60)	645,456	(61)	645,456	(61)	—	—
Nexcore Capital, Inc.(62)	7,194	(63)	7,194	(63)	—	—
Ardent Advisors LLC(64)	28,778	(65)	28,778	(65)	—	—
John Lemak(66)	102,444	(67)	102,444	(67)	—	—
Palladium Capital Advisors, LLC(68)	66,136	(69)	66,136	(69)	—	—

* Less than 1%.
(1)	Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) that no other shares of our common stock beneficially owned by the selling stockholders are acquired or are sold prior to completion of this offering by the selling stockholders. However, the selling stockholders may sell all, some or none of the shares offered pursuant to this prospectus and may sell other shares of our common stock that they may own pursuant to another registration statement under the Securities Act of 1933 or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act of 1933, as amended, including under Rule 144. To our knowledge there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering or otherwise.
(2)	Robert S. Colman is the trustee of the Colman Furlong Profit Sharing Plan & Trust and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.
(3)	Includes 50,000 shares of common stock issuable upon the exercise of warrants.
(4)	Includes 25,000 shares of common stock issuable upon the exercise of warrants.
(5)	Robert S. Colman is the trustee of the Robert S. Colman Trust UDT 3/13/1985 and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.
(6)	Includes 125,000 shares of common stock issuable upon the exercise of warrants.
(7)	Ronald Heller is the managing director of Heller Capital Investments and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.
(8)	Includes 175,000 shares of common stock issuable upon the exercise of warrants.
(9)	Includes 100,000 shares of common stock issuable upon the exercise of warrants.
(10)	Includes 75,000 shares of common stock issuable upon the exercise of warrants.
(11)	John S. Lemak is the general partner of Sandor Capital Master Fund, L.P. and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder. Sandor Capital Mater Fund, L.P. is an affiliate of WFG Investments, Inc., a registered broker-dealer. Sandor Capital Master Fund, L.P. bought the shares of common stock in the ordinary course of business, and at the time of the purchase of the shares of common stock to be resold, had no agreements or understandings directly or indirectly with any person to distribute the shares of common stock.

(12)	Includes 180,000 shares of common stock issuable upon the exercise of warrants.
(13)	Stratum Wealth Management LLC has the discretionary right to make investment decisions with respect to the shares held by Chocolate Chip Investments LP. Charles B. Ganz is a principal of Stratum Wealth Management LLC and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.
(14)	Stratum Wealth Management LLC has the discretionary right to make investment decisions with respect to the shares held by the Harold E. Gelber Revocable Trust. Charles B. Ganz is a principal of Stratum Wealth Management LLC and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.
(15)	Includes 12,500 shares of common stock issuable upon the exercise of warrants.
(16)	Stratum Wealth Management LLC has the discretionary right to make investment decisions with respect to the shares held by the Elinor Ganz IRA Rollover. Charles B. Ganz is a principal of Stratum Wealth Management LLC and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.
(17)	Stratum Wealth Management LLC has the discretionary right to make investment decisions with respect to the shares held by the Jack W. Kuhn Jr. Revocable Trust UAD 12/11/2000. Charles B. Ganz is a principal of Stratum Wealth Management LLC and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.
(18)	Stratum Wealth Management LLC has the discretionary right to make investment decisions with respect to the shares held by the New Britain Radiological Associates 401(k) Plan FBO Alfred Gladstone. Charles B. Ganz is a principal of Stratum Wealth Management LLC and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.
(19)	Stratum Wealth Management LLC has the discretionary right to make investment decisions with respect to the shares held by the New Britain Radiological Associates 401(k) Plan FBO Sydney Ulreich. Charles B. Ganz is a principal of Stratum Wealth Management LLC and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.
(20)	Includes 175,000 shares of common stock issuable upon the exercise of warrants.
(21)	Includes 75,000 shares of common stock issuable upon the exercise of warrants.
(22)	Includes 8,889 shares of common stock issuable upon the exercise of warrants.
(23)	Includes 17,778 shares of common stock issuable upon the exercise of warrants.
(24)	Mark Nicosia is the administrator of the Ferris Baker Watts, Inc. Custodian FBO Mark Nicosia IRA and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.
(25)	Includes 6,000 shares of common stock issuable upon the exercise of warrants.
(26)	Robert Daniel is the president of Ariel Funding LLC and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.
(27)	Includes 6,250 shares of common stock issuable upon the exercise of warrants.
(28)	Includes 5,556 shares of common stock issuable upon the exercise of warrants.
(29)	Jim Smith is the manager of Bedrock Capital LP and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.
(30)	Includes 55,556 shares of common stock issuable upon the exercise of warrants.

(31)	Jim Smith is the manager of T2, Ltd. and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.
(32)	D. Blair Baker is the general partner of Precept Capital Master Fund, G.P. and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.
(33)	Includes 16,667 shares of common stock issuable upon the exercise of warrants.
(34)	Stratum Wealth Management LLC has the discretionary right to make investment decisions with respect to the shares held by Peddle Partners LLP. Charles B. Ganz is a principal of Stratum Wealth Management LLC and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.
(35)	Mark Lee is the manager of Forest Hill Select Offshore, Ltd. and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.
(36)	Includes 138,767 shares of common stock issuable upon the exercise of warrants.
(37)	Mark Lee is the manager of Forest Hill Select Fund, LP and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.
(38)	Includes 194,567 shares of common stock issuable upon the exercise of warrants.
(39)	Rawleigh Ralls is the managing partner of Lacuna Hedge Fund LLLP and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.
(40)	Includes 333,333 shares of common stock issuable upon the exercise of warrants.
(41)	Robert S. London is the trustee of London Family Trust and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.
(42)	Includes 111,111 shares of common stock issuable upon the exercise of warrants.
(43)	Mark Herskovitz is Vice President and a control person of Chase Mortgage, Inc., and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.
(44)	Morton A. Cohen is the chairman of Clarion Capital Corporation, and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.
(45)	Includes 62,500 shares of common stock issuable upon the exercise of warrants.
(46)	Includes 27,778 shares of common stock issuable upon the exercise of warrants.
(47)	Scott Christie is the administrator of the Scott Christie ‘‘Keogh’’, and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.
(48)	Howard P. Sugarman is a member of Sugarman Investment LC and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.
(49)	Marilyn S. Adler is the general partner of Sunrise Equity Partners LP, and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.
(50)	Jon D. Gruber is the general partner of Gruber & McBaine Capital Management, the general partner of Lagunitas Partners LP and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.
(51)	Includes 100,000 shares of common stock issuable upon the exercise of warrants.
(52)	Jon D. Gruber is the general partner of Gruber & McBaine Capital Management, the general partner of Gruber & McBaine International and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.
(53)	Includes 33,333 shares of common stock issuable upon the exercise of warrants.
(54)	Jon D. Gruber is the trustee of the Jon D. and Linda W. Gruber Trust and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.
(55)	Scott H. Cummings is the general partner of Agile Partners, LP, and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder.
(56)	Includes 325,000 shares of common stock issuable upon the exercise of warrants.
(57)	John S. Lemak is the administrator of the John S. Lemak IRA Rollover, and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder. Mr. Lemak is an affiliate of WFG Investments, Inc., a registered broker-dealer. Mr. Lemak bought the shares of common stock in the ordinary course of business and at the time of the purchase of the shares of common stock to be resold, had no agreements or understandings directly or indirectly with any person to distribute the shares of common stock.
(58)	The investment manager of DKR SoundShore Oasis Holding Fund Ltd. is DKR Oasis Management Company LP. DKR Oasis Management Company LP has the authority to do any and all acts on behalf of DKR SoundShore Oasis Holding Fund Ltd., including voting any shares held by DKR SoundShore Oasis Holding Fund Ltd. Mr. Seth Fischer is the managing partner of Oasis Management Holdings LLC, one of the general partners of DKR Oasis Management Company LP. Mr. Fischer has ultimate responsibility for investments with respect to DKR SoundShore Oasis Holding Fund Ltd.. Mr. Fischer disclaims beneficial ownership of the shares.
(59)	Includes 1,000,000 shares of common stock issuable upon the exercise of warrants and 1,000,000 shares of common stock issuable upon the conversion of convertible debentures.
(60)	Harborview Master Fund L.P. is a master fund in a master-feeder structure whose general partner is Harborview Advisors LLC. Richard Rosenblum and David Stefansky are the managers of Harborview Advisors LLC and have ultimate responsibility for trading with respect to Harborview Master Fund L.P. Messrs. Rosenblum and Stefansky disclaim beneficial ownership of the shares being registered hereunder.
(61)	Includes 272,728 shares of common stock issuable upon the exercise of warrants and 272,728 shares of common stock issuable upon the conversion of convertible debentures.
(62)	Brian Corbman is the principal of Nexcore Capital, Inc. and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder. Nexcore Capital, Inc. is an affiliate of Ardent Advisors, LLC, an Office of Supervisory Jurisdiction of a registered broker-dealer. Ardent Advisors, LLC served as one of our placement agents in connection with our private placements of common stock and warrants that occurred on January 12, 2007 and January 18, 2007.
(63)	Includes 7,194 shares of common stock issuable upon the exercise of warrants.
(64)	Brian Corbman is the principal of Ardent Advisors, LLC and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder. Ardent Advisors, LLC is an affiliate an Office of Supervisory Jurisdiction of Nexcore Capital, Inc., a registered broker-dealer and served as one of our placement agents in connection with our private placements of common stock and warrants that occurred on January 12, 2007 and January 18, 2007.
(65)	Includes 28,778 shares of common stock issuable upon the exercise of warrants.
(66)	John Lemak is an affiliate of WFG Investments, Inc., a registered broker-dealer. WFG Investments, Inc. served as one of our placement agents in connection with our private placements of common stock and warrants that occurred on January 12, 2007 and January 18, 2007.
(67)	Includes 102,444 shares of common stock issuable upon the exercise of warrants.
(68)	Joel Padowitz is the chief executive officer of Palladium Capital Advisors, LLC and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of this selling stockholder. Palladium Capital Advisors, LLC is a registered broker-dealer and served as one of our placement agents in connection with our private placements of common stock and warrants and debentures and warrants that occurred on January 12, 2007 and January 18, 2007.
(69)	Includes 66,136 shares of common stock issuable upon the exercise of warrants.

Net Proceeds and Fees In Connection with our Financing Activities

Equity Private Placement	$11,497,625.00
Debt Placement	3,500,000.00
Gross Proceeds	$14,997,625.00
Placement Agents’ Fees	$(583,888.00)
Escrow Agent Fee	(2,500.00)
Net Proceeds	$14,411,237.00

A list of the placement agents who received fees in connection with our January 2007 private placements and who are also selling stockholders, or affiliates of selling stockholders, is shown below.

Fees
WFG Investments, Inc.[1]	$322,700.00
John Lemak[2]	0.00
John S. Lemak IRA Rollover[3]	0.00
Palladium Capital Advisors, LLC[4]	147,875.00
Nexcore Capital, Inc.[5]	113,313.00
Ardent Advisors LLC[6]	0.00
Sandor Capital Master Fund, L.P.[7]	0.00
TOTAL	$583,888.00

1	WFG Investments, Inc. is a registered broker-dealer and served as one of our placement agents in connection with our private placements of common stock and warrants that occurred on January 12, 2007 and January 18, 2007.
2	John Lemak received a warrant to purchase 102,444 shares of common stock at an exercise price of $4.50 as a placement agent fee in connection with the private placements. Mr. Lemak is an affiliate of WFG Investments, Inc., a registered broker-dealer.
3	John Lemak is the administrator of the John S. Lemak IRA Rollover. John S. Lemak IRA Rollover received a warrant to purchase 100,000 shares of common stock on January 12, 2007 upon the conversion of a $150,000 promissory note.
4	Palladium Capital Advisors, LLC is a registered broker-dealer and served as one of our placement agents in connection with our private placements of common stock and warrants and debentures and warrants that occurred on January 12, 2007 and January 18, 2007. Palladium Capital Advisors, LLC received warrants to purchase 66,136 shares of common stock at an exercise price of $4.50 as a placement agent fee in connection with the private placements.
5	Nexcore Capital, Inc. is an affiliate of Ardent Advisors, LLC, a registered broker-dealer. Ardent Advisors, LLC served as one of our placement agents in connection with our private placements of common stock and warrants that occurred on January 12, 2007 and January 18, 2007. Nexcore Capital, Inc. received a warrant to purchase 7,194 shares of common stock at an exercise price of $4.50 as a placement agent fee in connection with the private placements.
6	Ardent Advisors, LLC is a registered broker-dealer. Ardent Advisors, LLC received a warrant to purchase 28,778 shares of common stock at an exercise price of $4.50 as a placement agent fee in connection with the private placements.
7	John Lemak is the general partner of Sandor Capital Master Fund, L.P. Sandor Capital Master Fund, L.P. was an investor in the private placement and purchased units consisting of 360,000 shares of common stock and a warrant to purchase 180,000 shares of common stock at an exercise price of $4.50.

Possible Discounted Issuances

A number of the selling stockholders listed above received shares of common stock upon the conversion of certain convertible promissory notes having a conversion price of between $1.50 per share and $1.60 per share. The conversion price of these notes was less than the $2.25 per share price we sold our shares of our common stock to investors in connection with our January 12, 2007 and January 18, 2007 private placements. An analysis of the profit that these selling stockholders could realize from the sale of the shares of common stock issued upon the conversion of these notes, assuming a market price of $2.25 per share, is provided below:

Selling Stockholder	Market Price Per Share of Common Stock Underlying Convertible Notes(1)	Conversion Price of Convertible Notes	Total Shares Issued upon Conversion of Convertible Notes	Combined Market Price of Common Stock Underlying Convertible Notes	Combined Conversion Price of Convertible Notes	Total Possible Discount to the Market Price From Combined Market Price
Robert S. Colman Trust UDT 3/31/1985	$2.25	$1.50	166,667	$375,000.75	$250,000.00	$125,000.75
Heller Capital Investments	$2.25	$1.50	133,333	$299,999.25	$200,000.00	$99,999.25
Chase Mortgage, Inc.	$2.25	$1.50	200,000	$450,000.00	$300,000.00	$150,000.00
Lagunitas Partners LP	$2.25	$1.60	100,000	$225,000.00	$160,000.00	$65,000.00
Gruber & McBaine International	$2.25	$1.60	25,000	$56,250.00	$40,000.00	$16,250.00
Jon D. and Linda W. Gruber Trust	$2.25	$1.60	31,250	$70,312.50	$50,000.00	$20,312.50
Barry Honig	$2.25	$1.50	54,424	$122,454.00	$81,636.00	$40,818.00
DKR SoundShore Oasis Holding Fund Ltd.	$2.25	$1.50	333,333	$749,999.25	$500,000.00	$249,999.25
Harborview Master Fund, L.P.	$2.25	$1.50	100,000	$225,000.00	$150,000.00	$75,000.00
John S. Lemak IRA Rollover	$2.25	$1.50	100,000	$225,000.00	$150,000.00	$75,000.00
		TOTAL	1,244,007	$2,799,015.75	$1,881,636.00	$917,379.75

(1)	For purposes of this table, we have set the market price at $2.25 per share, which was the price shares of our common stock were sold to investors in connection with our January 12, 2007 and January 18, 2007 private placements.

Shares Held By Non-Affiliates Following Reverse Merger

Following our reverse merger on January 12, 2007, 15,184,766 shares of our common stock were held by non-affiliates, other than selling stockholders.

Disclosure of Commission Position on Indemnification for
Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and persons controlling us, we have been advised that it is the Securities and Exchange Commission’s opinion that such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144 under the Securities Act of 1933, as amended;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. These discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved. In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers who may, in turn, engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

Each selling stockholder that is a broker-dealer purchased its shares of our common stock being offered pursuant to this prospectus in the ordinary course of business, and at the time of its purchase of our common stock, had no agreements or understandings, directly or indirectly, with any person to distribute those shares of common stock.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be ‘‘underwriters’’ within the meaning of the Securities Act of 1933, as amended, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered by the registration statement of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act of 1934, as amended, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement that we entered into with the selling stockholders; however, the selling stockholders will pay all underwriting discounts and selling commissions, if any.

We will indemnify the selling stockholders against liabilities, including liabilities under the Securities Act of 1933, as amended, in accordance with the registration rights agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against liabilities, including liabilities under the Securities Act of 1933, as amended, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the registration rights agreement, or we may be entitled to contribution.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by us with the SEC are incorporated by reference in this prospectus:

1.	Prospectus filed pursuant to Rule 424(b)(4) on June 6, 2007;

2.	Current Report on Form 8-K, filed January 5, 2007;

3.	Current Report on Form 8-K, filed January 19, 2007;

4.	Current Report on Form 8-K, filed January 19, 2007;

5.	Current Report on Form 8-K/A, filed January 25, 2007;

6.	Current Report on Form 8-K, filed January 25, 2007;

7.	Annual Report on Form 10-KSB for the fiscal year ended November 30, 2006, filed March 13, 2007;

8.	Current Report on Form 8-K/A, filed March 15, 2007;

9.	Current Report on Form 8-K/A, filed March 19, 2007;

10.	Current Report on Form 8-K, filed April 18, 2007;

11.	Quarterly Report on Form 10-QSB, filed on May 11, 2007;

12.	Current Report on Form 8-K, filed June 6, 2007; and

13.	Description of common stock in our Registration Statement on Form 8-A, filed on May 7, 2007.

All documents subsequently filed with the SEC by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of the initial registration statement and prior to the effectiveness of the registration statement or prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing us at the following address: Towerstream Corporation, 55 Hammarlund Way, Middletown, Rhode Island, 02842.

LEGAL MATTERS

Haynes and Boone, LLP, New York, New York, will pass upon the validity of the shares of our common stock offered by the selling stockholders under this prospectus. A partner with Haynes and Boone, LLP holds shares of our common stock and an option to purchase common stock.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, together with any amendments and related exhibits, under the Securities Act of 1933, as amended, with respect to our shares of common stock offered by this prospectus. The registration statement contains additional information about us and our shares of common stock that the selling stockholders are offering in this prospectus.

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov. You may also read and copy any document we file at the Securities and Exchange Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. In addition, through our website, http://www.towerstream.com, you can access electronic copies of documents we file with the Securities and Exchange Commission, including our Annual Report on Form 10-KSB, our Quarterly Reports on Form 10-QSB, and Current Reports on Form 8-K and any amendments to those reports. Information on our website is not incorporated by reference in this prospectus. Access to those electronic filings is available as soon as practicable after filing with the Securities and Exchange Commission. You may also request a copy of those filings, excluding exhibits, from us at no cost. Any such request should be addressed to us at: 55 Hammarlund Way, Middletown, Rhode Island 02842, Attention: George E. Kilguss, III, Chief Financial Officer.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

We are paying all of the selling stockholders’ expenses related to this offering, except that the selling stockholders will pay any applicable underwriting discounts and commissions. The fees and expenses payable by us in connection with this Registration Statement are estimated as follows:

SEC Registration Fee	$2,486.95
Accounting Fees and Expenses	25,000.00
Legal Fees and Expenses	75,000.00
Miscellaneous Fees and Expenses	2,513.05
Total	$105,000.00

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the ‘‘DGCL’’) provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our Certificate of Incorporation and By-laws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. In addition, our director and officer indemnification agreements with each of our directors and officers provide, among other things, for the indemnification to the fullest extent permitted or required by Delaware law, provided that no indemnitee will be entitled to indemnification in connection with any claim initiated by the indemnitee against us or our directors or officers unless we join or consent to the initiation of the claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Exchange Act.

Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the DGCL would permit indemnification.

Item 16.	Exhibits.

Exhibit No.	Description
2.1	Agreement of Merger and Plan of Reorganization, dated January 12, 2007, by and among University Girls Calendar, Ltd., Towerstream Acquisition, Inc. and Towerstream Corporation (Incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 19, 2007).
3.1	Certificate of Incorporation of University Girls Calendar, Ltd. (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of University Girls Calendar, Ltd. filed with the Securities and Exchange Commission on January 5, 2007).
3.2	Certificate of Amendment to Certificate of Incorporation of University Girls Calendar, Ltd., changing the Company’s name to Towerstream Corporation (Incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 19, 2007).
3.3	By-Laws of Towerstream Corporation (Incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 19, 2007).
4.1	Securities Purchase Agreement, dated as of January 16, 2007, by and among Towerstream Corporation and each purchaser identified on the signature pages thereto (Incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 19, 2007).
4.2	Form of 8% Convertible Debenture due December 31, 2009 (Incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 19, 2007).
4.3	Form of Common Stock Purchase Warrant (Incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 19, 2007).
4.4	Registration Rights Agreement, dated as of January 16, 2007, by and among Towerstream Corporation and the parties thereto (Incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 19, 2007).
4.5	Form of Private Placement Subscription Agreement (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 19, 2007).
4.6	Addendum to Subscription Agreement, dated as of January 16, 2007 (Incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 19, 2007).
4.7	Form of Warrant to Purchase Common Stock (Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 19, 2007).
4.8	Addendum to Warrant to Purchase Common Stock, dated as of January 16, 2007 (Incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 19, 2007).

Exhibit No.	Description
4.9	Registration Rights Agreement, dated as of January 16, 2007, by and among Towerstream Corporation and the parties thereto (Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 19, 2007).
4.10	Addendum to Registration Rights Agreement, dated as of January 16, 2007 (Incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 19, 2007).
4.11*	Form of January 2007 Placement Agent Warrant to Purchase Common Stock.
4.12	Form of Amendment to Unit Offering Registration Rights Agreement (Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on April 18, 2007)
4.13	Form of Amendment to Debenture Offering Securities Purchase Agreement, Debentures and Registration Rights Agreement (Incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on April 18, 2007)
4.14	Form of June 2007 Placement Agent Warrant (Incorporated by reference to Exhibit 4.14 to the Registration Statement on Form SB-2 (333-142032) of Towerstream Corporation filed with the Securities and Exchange Commission on April 11, 2007).
5.1*	Opinion of Haynes and Boone, LLP.
10.1	Towerstream Corporation 2007 Equity Compensation Plan (Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 19, 2007).
10.2	Form of 2007 Equity Compensation Plan Incentive Stock Option Agreement (Incorporated by reference to Exhibit 10.18 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 19, 2007).
10.3	Form of 2007 Equity Compensation Plan Non-Qualified Stock Option Agreement (Incorporated by reference to Exhibit 10.19 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 19, 2007).
10.4	Placement Agent Agreement, dated January 5, 2007, by and between Towerstream Corporation and Granite Financial Group, LLC (Incorporated by reference to Exhibit 10.13 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 19, 2007).
10.5	Placement Agent Agreement, dated January 4, 2007, by and between Towerstream Corporation and Palladium Capital Advisors, LLC (Incorporated by reference to Exhibit 10.14 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 19, 2007).
10.6	Placement Agent Agreement, dated January 8, 2007, by and between Towerstream Corporation and Ardent Advisors, LLC (Incorporated by reference to Exhibit 10.15 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 19, 2007).

Exhibit No.	Description
10.7	Placement Agent Agreement, dated January 3, 2007, by and between Towerstream Corporation and WFG Investments, Inc. (Incorporated by reference to Exhibit 10.16 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 19, 2007).
10.8	Stock Purchase Agreement, dated as of January 3, 2007, by and between University Girls Calendar, Ltd. and Paul Pedersen (Incorporated by reference to Exhibit 2.4 to the Current Report on Form 8-K of University Girls Calendar, Ltd. filed with the Securities and Exchange Commission on January 5, 2007).
10.9	Form of Directors and Officers Indemnification Agreement (Incorporated by reference to Exhibit 10.17 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 19, 2007).
10.10	Towerstream Corporation 2007 Incentive Stock Plan (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form SB-2 (File No. 333-142032) of Towerstream Corporation initially filed with the Securities and Exchange Commission on April 11, 2007).
10.11	Form of Placement Agent Agreement for June 2007 Offering (Incorporated by reference to Exhibit 10.10 to the Registration Statement on Form SB-2 (333-142032) of Towerstream Corporation filed with the Securities and Exchange Commission on April 11, 2007).
10.12	Form of Subscription Agreement (Incorporated by reference to Exhibit 10.11 to the Registration Statement on Form SB-2 (333-142032) of Towerstream Corporation filed with the Securities and Exchange Commission on April 11, 2007).
21.1	List of Subsidiaries (Incorporated by reference to Exhibit 21.1 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 19, 2007).
23.1**	Consent of Marcum & Kliegman LLP.
23.2*	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page).

*	Previously filed.
**	Filed herewith.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes that it will:

1.    For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

2.    File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

3.    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the ‘‘Act’’) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as express in the Act and is, therefore, unenforceable.

4.    In the event that a claim for indemnification against such liabilities, (other than the payment by the Registrant of expenses incurred or paid by a director) officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

5.    Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be a part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6.    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Middletown, State of Rhode Island on June 13, 2007.

TOWERSTREAM CORPORATION
By: /s/ Jeffrey M. Thompson Name: Jeffrey M. Thompson Title: Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey M. Thompson	President, Chief Executive Officer and Director (Principal Executive Officer)	June 13, 2007

Jeffrey M. Thompson

/s/ George E. Kilguss, III	Chief Financial Officer (Principal Financial and Accounting Officer)	June 13, 2007

George E. Kilguss, III

*	Chairman of the Board of Directors	June 13, 2007

Philip Urso

*	Director	June 13, 2007

Howard L. Haronian

*	Director	June 13, 2007

Paul Koehler

*	Director	June 13, 2007

William Bush

* Signed by Jeffrey M. Thompson as attorney-in-fact.

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement of Merger and Plan of Reorganization, dated January 12, 2007, by and among University Girls Calendar, Ltd., Towerstream Acquisition, Inc. and Towerstream Corporation (Incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 19, 2007).
3.1	Certificate of Incorporation of University Girls Calendar, Ltd. (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of University Girls Calendar, Ltd. filed with the Securities and Exchange Commission on January 5, 2007).
3.2	Certificate of Amendment to Certificate of Incorporation of University Girls Calendar, Ltd., changing the Company’s name to Towerstream Corporation (Incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 19, 2007).
3.3	By-Laws of Towerstream Corporation (Incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 19, 2007).
4.1	Securities Purchase Agreement, dated as of January 16, 2007, by and among Towerstream Corporation and each purchaser identified on the signature pages thereto (Incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 19, 2007).
4.2	Form of 8% Convertible Debenture due December 31, 2009 (Incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 19, 2007).
4.3	Form of Common Stock Purchase Warrant (Incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 19, 2007).
4.4	Registration Rights Agreement, dated as of January 16, 2007, by and among Towerstream Corporation and the parties thereto (Incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 19, 2007).
4.5	Form of Private Placement Subscription Agreement (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 19, 2007).
4.6	Addendum to Subscription Agreement, dated as of January 16, 2007 (Incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 19, 2007).
4.7	Form of Warrant to Purchase Common Stock (Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 19, 2007).
4.8	Addendum to Warrant to Purchase Common Stock, dated as of January 16, 2007 (Incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 19, 2007).

Exhibit No.	Description
4.9	Registration Rights Agreement, dated as of January 16, 2007, by and among Towerstream Corporation and the parties thereto (Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 19, 2007).
4.10	Addendum to Registration Rights Agreement, dated as of January 16, 2007 (Incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 19, 2007).
4.11*	Form of Placement Agent Warrant to Purchase Common Stock.
4.12	Form of Amendment to Unit Offering Registration Rights Agreement (Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on April 18, 2007)
4.13	Form of Amendment to Debenture Offering Securities Purchase Agreement, Debentures and Registration Rights Agreement (Incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on April 18, 2007)
4.14	Form of June 2007 Placement Agent Warrant (Incorporated by reference to Exhibit 4.14 to the Registration Statement on Form SB-2 (333-142032) of Towerstream Corporation filed with the Securities and Exchange Commission on April 11, 2007).
5.1*	Opinion of Haynes and Boone, LLP.
10.1	Towerstream Corporation 2007 Equity Compensation Plan (Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 19, 2007).
10.2	Form of 2007 Equity Compensation Plan Incentive Stock Option Agreement (Incorporated by reference to Exhibit 10.18 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 19, 2007).
10.3	Form of 2007 Equity Compensation Plan Non-Qualified Stock Option Agreement (Incorporated by reference to Exhibit 10.19 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 19, 2007).
10.4	Placement Agent Agreement, dated January 5, 2007, by and between Towerstream Corporation and Granite Financial Group, LLC (Incorporated by reference to Exhibit 10.13 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 19, 2007).
10.5	Placement Agent Agreement, dated January 4, 2007, by and between Towerstream Corporation and Palladium Capital Advisors, LLC (Incorporated by reference to Exhibit 10.14 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 19, 2007).
10.6	Placement Agent Agreement, dated January 8, 2007, by and between Towerstream Corporation and Ardent Advisors, LLC (Incorporated by reference to Exhibit 10.15 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 19, 2007).

Exhibit No.	Description
10.7	Placement Agent Agreement, dated January 3, 2007, by and between Towerstream Corporation and WFG Investments, Inc. (Incorporated by reference to Exhibit 10.16 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 19, 2007).
10.8	Stock Purchase Agreement, dated as of January 3, 2007, by and between University Girls Calendar, Ltd. and Paul Pedersen (Incorporated by reference to Exhibit 2.4 to the Current Report on Form 8-K of University Girls Calendar, Ltd. filed with the Securities and Exchange Commission on January 5, 2007).
10.9	Form of Directors and Officers Indemnification Agreement (Incorporated by reference to Exhibit 10.17 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 19, 2007).
10.10	Towerstream Corporation 2007 Incentive Stock Plan (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form SB-2 (File No. 333-142032) of Towerstream Corporation initially filed with the Securities and Exchange Commission on April 11, 2007).
10.11	Form of Placement Agent Agreement for June 2007 Offering (Incorporated by reference to Exhibit 10.10 to the Registration Statement on Form SB-2 (333-142032) of Towerstream Corporation filed with the Securities and Exchange Commission on April 11, 2007).
10.12	Form of Subscription Agreement (Incorporated by reference to Exhibit 10.11 to the Registration Statement on Form SB-2 (333-142032) of Towerstream Corporation filed with the Securities and Exchange Commission on April 11, 2007).
21.1	List of Subsidiaries (Incorporated by reference to Exhibit 21.1 to the Current Report on Form 8-K of Towerstream Corporation filed with the Securities and Exchange Commission on January 19, 2007).
23.1**	Consent of Marcum & Kliegman LLP.
23.2*	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page).

*    Previously filed.

** Filed herewith.